Exhibit 99.1

Biometric Authentication and Security Solutions Provider

BIO-key Reports 2017 Revenue of $6.3M;

More than Doubles 2016 Performance

Initiates 2018 Revenue Guidance of $8M - $12M

Wall, NJ, March 29, 2018 - BIO-key International, Inc. (NASDAQ: BKYI), an innovative provider of biometric authentication and security solutions, today reported results for its fourth quarter (Q4’17) and full year ended December 31, 2017 and provided initial revenue guidance for 2018. BIO-key will host a conference call today at 10:00 a.m. EDT (details below) to review its 2017 results and 2018 outlook and financial guidance.

Financial Highlights:

	2017	2016	Chg.
License Revenue	$3.2M	$1.2M	+167%
Hardware Revenue	$1.9M	$1.0M	+90%
Service & Maintenance Revenue	$1.2M	$0.8M	+50%
Total Revenue	$6.3M	$3.0M	+110%
Gross Profit	$3.0M	$2.2M	+36%
Net Inc. (Loss)	($4.3M)	($4.2M)	+2%

Note: BIO-key's 2017 gross profit and net loss reflected $1.5M of non-cash amortization expenses related to software license rights. 2017 net loss also included $531K of non-recurring fees and costs related to BIO-key's uplisting of its shares to the Nasdaq Capital Market. 2016 results included $2K of non-cash expense related to software license rights.

BIO-key's CEO Michael DePasquale commented, "Our 2017 growth was the result of solid sales execution across the business, supported by the increasing realization by enterprise customers that passwords alone are inadequate to protect networks, data and transactions. Growing recognition of how biometric solutions can solve both external and internal enterprise security vulnerabilities is accelerating the pace of biometric adoption, a trend we believe will continue in 2018.

"In addition to growing our competitive offerings of software and hardware solutions, our large and expanding network of distributors and strategic partners provides us with broad reach into markets locally and around the world. In particular, Asia Pacific continues to represent a substantial market opportunity and we are expanding our presence there to take advantage of the region's potential.

“Our prospects for 2018 remain rooted in a few key strategic initiatives:

●	Expanding our base of OEM relationships:
BIO-key continues to pursue partnerships with leading hardware and applications developers to incorporate our state-of-the-art biometric capabilities into their customer solutions. With the growth of the Internet of Things, we see opportunities with partners to embed our biometric modules in various connected devices. This initiative builds on our already successful model of supporting OEMs, such as NCR Corporation, OmniCell, and healthcare solution providers who continue to drive expanded market penetration of BIO-key technologies.

●	Increasing our Footprint in Asia:
BIO-key sees substantial growth potential in Asia, where we continue to build on the capabilities and reach of our Hong Kong subsidiary and growing base of partnerships. To further leverage this investment, we are working to establish support, sales and marketing teams to expand our ability to serve large customer opportunities in India, Malaysia, Sri Lanka, Singapore and China.

●	Expanding our Hardware Distribution:
In addition to increasing the reach of our enterprise reader and sensor solutions through integration partners, we are focused on increasing the distribution of our consumer facing products, such as biometric and bluetooth-enabled locks and other products. We have made our products widely available through online distribution outlets, including Amazon and our own e-commerce website. Additionally, we've partnered with OEM’s, resellers and large distributors which are delivering steady sales growth. Expanding BIO-key's global distribution will continue to be a priority in 2018.

"As multi-factor biometric solutions gain increasing traction in mainstream use, we believe these core initiatives position BIO-key for significant growth in 2018 and beyond".

Initiating 2018 Revenue Financial Guidance

Based on specific opportunities, growth initiatives in place and recurring revenue streams, BIO-key is initiating revenue guidance of $8M-12M for the full year 2018. Within this revenue range, management expects that BIO-key can generate positive cash flow from operations in 2018. However, given the variability of contract sizes, timing, and the challenges inherent in estimating partner and OEM-based activity, BIO-key is unable to provide quarterly guidance and cautions investors to expect variability in its quarterly financial performance both on a sequential and a year-over-year basis.

Conversion of Series B-1 Preferred Stock into Common Stock at $3.60 Per Share

On March 23, 2018, holders of Series B-1 convertible preferred shares converted 60,420 Series B-1 shares, and accrued dividends on all outstanding Series B-1 shares through February 2, 2018 in the amount of $417,084 into approximately 1.8 million shares of common stock at a conversion price of $3.60 per share, representing approximately an 84% premium to BIO-key's recent share price of $1.96. The forgoing conversions increased BIO-key’s issued and outstanding shares of common stock to approximately 9.5 million and reduced approximately $263K of future annual dividends payable on the Series B-1 shares.

Q4 2017 Results

Q4'17 total revenue increased by $1.4M to $3.1 million from $1.7 million in Q4'16, principally due to an expanded license contract agreement with an existing Fortune 500 customer.

Gross margin decreased to 72% in Q4'17 from 82% in Q4'16, due primarily to $390K of non-cash software license amortization recognized in Q4'17 versus none in Q4'16. Q4'17 operating expenses decreased slightly on lower research and development costs and lower selling, general and administrative expenses.

BIO-key's Q4'17 net income was $0.5M, or $0.04 per diluted share after preferred dividends, compared to a net loss of ($0.5M), or ($0.12) per basic share after preferred dividends in Q4'16. The improved bottom line performance was primarily due to higher software license revenues in Q4'17 compared to Q4'16.

2017 Results

Full year 2017 revenue rose 110% to $6.3M versus $3M in 2016, due primarily to an expanded software license agreement from a repeat Fortune 500 customer. Hardware, including readers and locks, represented 30% of total revenues in 2017 versus 32% in 2016.

Gross margin declined to approximately 49% in 2017 compared to 75% in 2016, principally due to the impact on gross margin of $1.5 million in non-cash amortization of intangible assets related to our FingerQ IP, which we began expensing in Q1'17. Operating expenses rose to $7.3M in 2017 compared to $6.4M in 2016, due to a $1.2M increase in selling, general and administrative expenses. In addition to higher marketing and sales costs to support growth at our Hong Kong subsidiary and higher sales levels in 2017, SG&A costs also included $531K of one-time costs related to our June 2017 Nasdaq uplisting.

BIO-key’s 2017 net loss was ($4.3M), or ($0.76) per basic share after preferred dividends, compared to a loss of ($4.2M) or ($0.89) per basic share after preferred dividends in 2016. Per share results in 2017 and 2016 are based on a weighted average of 6.6 million and 5.6 million basic shares outstanding, respectively, reflecting the impact of the Company’s 1-for-12 reverse split effected December 2016.

Conference Call and Webcast Replay

Date/Time:	Thursday, March 29, 2018 at 10 am ET

Dial-In number:	1-877-418-5460 U.S. or 412-717-9594 (Intl.)

Webcast Replay:	BKYI Q4 Webcast & Replay – Available for 30 days

Call Replay:	1-877-344-7529 U.S. or 412-317-0088; Int’l code 10118191#

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric solutions that enable convenient and secure access to information and high-stakes transactions. We offer alternatives to passwords, PINs, tokens, and cards to make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices, including SideSwipe TM SideTouch TM EcoID TM and SidePass TM, offer market-leading quality, performance and price. BIO-key is now bringing the power and ease of use of biometric technology to its recently launched TouchLock TM line of biometric and Bluetooth enabled padlocks – thereby providing even more ways to BIO-key your world!

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our ability to develop new products and evolve existing ones, customer and market acceptance of biometric solutions generally and our specific offerings, our ability to expand sales within existing customer relationships, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	@BIO_keyIR

Investor & Media Contacts

William Jones, Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$288,721	$1,061,307
Accounts receivable, net	2,875,946	1,563,246
Due from factor	109,865	53,638
Inventory	946,847	465,428
Software license rights	2,640,000	1,560,000
Prepaid expenses and other	152,654	206,677
Total current assets	7,014,033	4,910,296
Software license rights, net	7,933,808	10,598,411
Accounts receivable, net	760,000	1,570,000
Equipment and leasehold improvements, net	181,165	67,814
Deposits and other assets	8,712	8,712
Intangible assets, net	181,104	134,132
Total non-current assets	9,064,789	12,379,069
TOTAL ASSETS	$16,078,822	$17,289,365

LIABILITIES
Accounts payable	$499,230	$466,842
Accrued liabilities	688,023	335,323
Dividends payable	630,408	401,250
Deferred revenue	507,866	633,062
Total current liabilities	2,325,527	1,836,477
TOTAL LIABILITIES	2,325,527	1,836,477

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 62,596 and 90,000 of $.0001 par value at December 31, 2017 and December 31, 2016, respectively	6	9
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 105,000 of $.0001 par value at December 31, 2017 and December 31, 2016	11	11
Common stock — authorized, 170,000,000 shares; issued and outstanding; 7,691,324 and 6,093,843 of $.0001 par value at December 31, 2017 and December 31, 2016, respectively	769	609
Additional paid-in capital	80,829,001	78,253,413
Accumulated deficit	(67,076,492)	(62,801,154)
TOTAL STOCKHOLDERS’ EQUITY	13,753,295	15,452,888
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,078,822	$17,289,365

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months Ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Revenues
Services	$361,428	$128,501	$1,193,190	$821,178
License fees, hardware and other	2,693,922	1,569,386	5,109,794	2,154,578
	3,055,350	1,697,887	6,302,984	2,975,756
Costs and other expenses
Cost of services	135,921	47,829	439,291	216,465
Cost of license fees and other	708,251	261,733	2,802,860	513,218
	844,173	309,562	3,242,151	729,683
Gross Profit	2,211,177	1,388,325	3,060,833	2,246,073

Operating expenses
Selling, general and administrative	1,384,668	1,481,582	5,676,323	4,438,038
Research, development and engineering	330,552	424,540	1,659,875	2,008,942
	1,715,220	1,906,122	7,336,198	6,446,980
Operating Profit (loss)	495,956	(517,797)	(4,275,365)	(4,200,907)

Other income
Interest income	6.29	11	27	30
Gain on derivative liabilities	-	1,206	-	12,085
	6.29	1,217	27	12,115
Net Profit (loss)	$495,963	$(516,580)	$(4,275,338)	$(4,189,704)

Convertible preferred stock dividends	(167,283)	(200,625)	(769,158)	(802,500)
Net loss available to common stockholders	328,680	(717,205)	(5,044,496)	(4,992,204)
Income or (Loss) per Diluted or Basic Common Share	$0.04	$(0.12)	$(0.76)	$(0.89)
Weighted Average Shares Outstanding - Diluted or Basic	7,549,575	5,783,490	6,638,382	5,587,144

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,275,338)	$(4,189,704)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	500,000	500,000
Depreciation	52,709	49,038
Amortization of Intangible assets	13,726	13,606
Amortization of Software license rights	1,510,051	21,589
Share and warrant-based compensation for employees and consultants	940,734	260,842
Gain on derivative liabilities	-	(12,085)
Stock based fees to Directors and consultants	32,030	167,000
Change in assets and liabilities:
Accounts receivable	(1,002,700)	(241,841)
Due from factor	(56,227)	(16,217)
Inventory	(481,419)	(296,783)
Software license rights	74,552	-
Prepaid expenses and other	(33,472)	(109,474)
Accounts payable	32,388	(691,713)
Accrued liabilities	352,700	(157,745)
Deferred revenue	(125,196)	256,657
Net cash used for operating activities	(2,465,462)	(4,446,830)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(226,758)	(52,975)
Net cash used for investing activities	(226,758)	(52,975)
CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred dividends paid	-	(535,100)
Proceeds from issuances of common stock	2,000,000	1,860,000
Costs to issue preferred and common stock and note payable	(80,366)	(84,866)
Net cash provided by financing activities	1,919,634	1,240,034
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(772,586)	(3,259,771)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,061,307	4,321,078
CASH AND CASH EQUIVALENTS, END OF YEAR	$288,721	$1,061,307